Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Robert S. Schneider	Maria F. Slippen
USI Holdings Corp.	USI Holdings Corp.
914-749-8502	914-749-8511
rschneider@usi.biz	maria.slippen@usi.biz

COURT GRANTS USI HOLDINGS CORPORATION’S
MOTION TO LIMIT DAMAGES PERIOD

Briarcliff Manor, New York - April 9, 2007 - USI Holdings Corporation (NASDAQ: USIH) today announced that a federal court has granted its motion for partial summary judgment on a statue of limitations issue in the copyright infringement action William A. Graham Company v. Thomas P. Haughey and USI MidAtlantic, Inc. (U.S. District Court, Eastern District of Pennsylvania, CA NO. 05-612).  The Company’s subsidiary, USI MidAtlantic, Inc. (USIM), and one of its employees, Thomas P. Haughey, are the defendants in the action.

Following a June 2006 jury verdict against USIM and Mr. Haughey for copyright infringement in the amounts of $16.6 million and $2.2 million, respectively, USIM and Mr. Haughey filed post-trial motions on various grounds, requesting that the court overturn the verdict or grant a new trial.  On November 21, 2006, the court granted USIM’s and Mr. Haughey’s motion for a new trial on the issue of the application of the statute of limitation and on damages.  Thereafter, USIM and Mr. Haughey filed a motion for summary judgment on the statute of limitations issue, which was granted by the court on March 29, 2007.  The effect of the court’s most recent ruling is to limit any damages awarded to plaintiff to the period beginning three years prior to plaintiff's commencement of the action rather than the thirteen year period considered by the jury in the original trial. A new trial date has not been set.

About USI Holdings Corporation
Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 66 offices in 18 states. Additional information about USI may be found at www.usi.biz.